Filed Under Rule 424(b)(3)
File No. 333-146657

PROSPECTUS SUPPLEMENT NO. 9 TO
REGISTRATION STATEMENT DECLARED EFFECTIVE
ON OCTOBER 19, 2007

g8wave Holdings, Inc.

2,674,893 Shares of Common Stock

This Prospectus Supplement updates and should be read in conjunction with the Prospectus dated October 23, 2007, as supplemented by Prospectus Supplement No. 1, dated November 5, 2007, Prospectus Supplement No. 2, dated November 14, 2007, Prospectus Supplement No. 3, dated January 4, 2008, Prospectus Supplement No. 4, dated January 31, 2008, Prospectus Supplement No. 5, dated February 5, 2008, Prospectus Supplement No. 6, dated February 27, 2008, Prospectus Supplement No. 7, dated April 3, 2008, and Prospectus Supplement No. 8, dated April 22, 2008 (collectively, the “Prospectus”), which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of g8wave Holdings, Inc. filed on April 28, 2008.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “GEWVE.OB”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 28, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): April 22, 2008

g8wave Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	13-3513270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

126 Brookline Avenue, Suite 201 Boston, Massachusetts	02215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 892-9090

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2008, g8wave, Inc., a Delaware corporation and wholly-owned subsidiary of the registrant (the “Borrower”), entered into a Revolving Credit and Security Agreement (the “Loan Agreement”) with PMCG Management Company, LLC (the “Lender”). Bradley Mindich, an officer, director, and stockholder of the registrant, has a significant ownership interest in, and is a director of, the Lender.

Pursuant to the terms of the Loan Agreement, at the Borrower’s request and in the Lender’s sole discretion, the Lender will make loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $250,000, which amount is subject to increase at the Lender’s discretion. Each loan will bear interest at the Prime Rate (as reported from time to time in the Wall Street Journal) plus 2 percent per annum and will be calculated based on a 360 day year and actual days elapsed. Accrued interest is payable in arrears on the first business day of each month. Any amounts not paid when due bear interest at a default rate equal to the Prime Rate plus 5 percent. The loans and all other indebtedness owing to the Lender are secured by a lien on all or substantially all of the Borrower’s assets.

The loans, including all interest, fees, expenses and other amounts payable under the Loan Agreement, as well as any other indebtedness owing to the Lender, are payable within 10 days after a demand for payment is made by the Lender (the “Demand Period”). However, if the registrant and Mr. Mindich enter into a definitive agreement for the sale by the registrant to Mr. Mindich of all of the outstanding equity securities of the Borrower, the Demand Period will be extended to 20 days. The Borrower may prepay the loans at any time.

The Loan Agreement also contains customary representations and warranties and affirmative and negative covenants.

The foregoing description of the Loan Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by the terms and conditions of the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description set forth in Item 1.01 is hereby incorporated by reference in its entirety in this Item 2.03.

Item 5.02

On April 24, 2008, William Duke, the registrant’s Chief Financial Officer, tendered his resignation from that position and as an employee of the registrant. Mr. Duke’s resignation will be effective on a date to be determined, but is expected to occur in the next several weeks.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Revolving Credit and Security Agreement, dated April 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 28, 2008

g8wave Holdings, Inc.

	By:	/s/ Habib Khoury
Habib Khoury
Chief Executive Officer

REVOLVING CREDIT AND SECURITY AGREEMENT

This Revolving Credit and Security Agreement (this “Agreement”), dated as of April 22, 2008, is made by and between g8wave, Inc., a Delaware corporation (“Borrower”), and PMCG Management Company, LLC (“Lender”).

W I T N E S S E T H :

In consideration of the premises and of the mutual covenants herein contained and to induce Lender to extend credit to Borrower, the parties agree as follows:

1.  Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.

2.  The Revolving Credit Loans.

2.1.  Revolving Credit Loans. Upon a request from Borrower, Lender in its sole and absolute discretion may make Revolving Credit Loans to Borrower from time to time during the Revolving Credit Period in amounts such that the aggregate principal amount of Revolving Credit Loans at any one time outstanding will not exceed the Maximum Loan Amount. Borrower may borrow, prepay and request additional Revolving Credit Loans at any time during the Revolving Credit Period.

2.2.  Interest Rate. The Revolving Credit Loans will bear interest at the Prime Rate plus 2% per annum.

2.3.  Revolving Credit Loans.

(a)  Borrower may request a Revolving Credit Loan in form satisfactory to Lender. Lender will either advance the requested Revolving Credit Loan or inform Borrower that it will not make the requested Revolving Credit Loan within one Business Day of any such request.

(b)  Notwithstanding the foregoing, at the request of Borrower, Lender may, in its sole and absolute discretion, make or permit to remain outstanding Revolving Credit Loans in excess of the original Maximum Loan Amount, each of which shall be a Revolving Credit Loan secured hereunder with interest at the Prime Rate plus 2% per annum.

(c)  Borrower will maintain all of its primary deposit accounts with Sovereign Bank.

2.4.  Promise to Pay. The Borrower promises to pay within ten (10) days of written DEMAND being made by the Lender on the Borrower:

(a)  The Revolving Credit Loans, and the principal amount thereof and all interest, fees, expenses and other amounts payable hereunder, and

(b)  All other Indebtedness.

2.5.  Payment of Interest. Until Demand is made under Section 2.4, Borrower will pay interest on the aggregate unpaid principal balance of the Revolving Credit Loans in arrears on the first Business Day of each month.

2.6.  Overdue Amounts. Any payments not made as and when due or on DEMAND shall bear interest from the date due until paid at the Default Rate.

2.7.  Statement of Account. The Lender will maintain a record of Revolving Credit Loans, interest thereon, expenses related thereto and payments made by Borrower and such records and such records will be presumed complete and accurate and will be definitive and binding on Borrower absent manifest error.

2.8.  Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate shall be determined by Lender and such determination shall be conclusive absent manifest error.

3.  Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, Lender will not make the initial Revolving Credit Loan unless and until the following conditions shall have been satisfied:

(a)  Agreement and Other Documents. Borrower shall have executed and delivered this Agreement, and other documents required by Lender, all in form and substance satisfactory to Lender.

(b)  Supporting Documents. Borrower shall cause to be delivered to Lender all certificates evidencing all of the outstanding shares of g8wave, Ltd.

(c)  Perfection of Liens. UCC-1 financing statements shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the security interest granted hereunder; and all taxes, fees and other charges in connection with the execution, delivery and filing of the financing statements shall duly have been paid.

3.2.  Further Assurances. Borrower shall have delivered such further documentation or assurances as Lender may reasonably require.

4.  Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Revolving Credit Loans provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of each date Borrower requests a Revolving Credit Loan:

4.1.  Valid Existence and Power. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. The Borrower has the power to make and perform this Agreement and this Agreement will constitute the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject only to bankruptcy and similar laws affecting creditors' rights generally.

4.2.  Authority. The execution, delivery and performance by Borrower of this Agreement has been duly authorized by all necessary action of the Borrower.

4.3.  Title. The Borrower has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens.

4.4.  Collateral. The security interests granted to Lender herein (a) constitute, and as to subsequently acquired property included in the Collateral will constitute, a security interest under the Code entitled to all of the rights, benefits and priorities provided by the Code, and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising to the extent a security interest can be perfected by filing a UCC-1 financing statement and Lender files an effective UCC-1 financing statement in the appropriate jurisdictions in accordance with the Uniform Commercial Code as in effect in such jurisdictions, subject only to Permitted Liens. All of the Collateral is intended for use solely in Borrower's business.

4.5.  Taxes. Borrower has filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes payable by it.

4.6.  Judgment Liens. Neither Borrower nor any of its assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

4.7.  Subsidiaries. Borrower’s only Subsidiary is g8wave, Ltd.

4.8.  Compliance with Law. Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.  Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

5.1.  Use of Revolving Credit Loan Proceeds. Shall use the proceeds of the Revolving Credit Loans for working capital to be used in the operation of Borrower’s business and Borrower shall furnish Lender all evidence that it may reasonably require with respect to such use.

5.2.  Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition (ordinary wear and tear accepted), and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits reasonably necessary to the proper conduct of its business.

5.3.  Inspections. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be reasonably required by Lender.

5.4.  Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Lender such financial information including, without limitation, a balance sheet of Borrower and a consolidated income statement and statement of cash flows, together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, as the Lender may request from time to time.

5.5.  Tax Returns. Shall deliver copies of all tax returns filed with any taxing authority within 10 days of filing such return.

5.6.  Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

5.7.  Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except for debts and taxes being actively contested in good faith and in accordance with law and with proper reserves maintained on its books and records. Borrower shall promptly notify Lender of any such taxes being so contested.

5.8.  Compliance with Intellectual Property. Shall maintain all of its patents, trademarks and copyrights, shall actively pursue any infringement of any such patent, trademark or copyright, and shall operate its business so as to not knowingly infringe any patent, trademark or copyright.

5.9.  Further Assurances. Shall take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement.

5.10.  Covenants Regarding Collateral.

(a)  Shall use the Collateral only in the ordinary course of its business and shall not permit the Collateral to be used in violation of any applicable law or policy of insurance;

(b)  Shall defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(c)  Shall obtain and deliver to Lender such waivers as Lender may require waiving the landlord's, mortgagee's or other lienholder's enforcement rights against the Collateral and assuring Lender's access to the Collateral in exercise of its rights hereunder;

6.  Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

6.1.  Debt. Shall not create or permit to exist any Debt, except Permitted Debt.

6.2.  Liens. Shall not create or permit any Liens on any of its property except Permitted Liens.

6.3.  Dividends. Shall not declare or pay any dividend other than dividends and distributions made by the Subsidiary of Borrower to Borrower.

6.4.  ERISA. Shall not institute or maintain any Benefit Plan a other than the existing 401(k) plan for its employees under 26 USC §401(k).

6.5.  Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $5,000.00 in the aggregate and (g) any mutual fund or other pooled investment vehicle rated at least AA by Moody’s Investor Services, Inc. or AAA by Standard & Poors Corporation.

6.6.  Change in Business. Shall not enter into any business which is substantially different from the business in which it is presently engaged.

6.7.  Accounts. Shall not sell, assign or discount any of its Accounts, chattel paper or any promissory notes, instrument or payment intangible held by it other than the discount of such notes in the ordinary course of business for collection.

6.8.  No Change in Name, Offices; Removal of Collateral. Shall not, unless it shall have given 60 days’ advance written notice thereof to Lender, (a) change its name or the location of its chief executive office or other office where books or records are kept, (b) change its state of organization or (c) permit any Inventory or other tangible Collateral to be located at any location other than its usual place of business at the address listed in Section 9.6.

6.9.  Margin Stock. Shall not use any proceeds of the Revolving Credit Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

6.10.  Tangible Collateral. Shall not allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture.

6.11.  Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

6.12.  Change of Name. Shall not use any new trade or fictitious name.

6.13.  Change of fiscal year or Accounting Methods. Shall not change its fiscal year or its significant accounting methods without the prior written consent of Lender.

7.  Remedies. UPON A DEMAND UNDER SECTION 2.4, Lender may, without notice to Borrower, at its option, take any or all of the following actions, except as limited by Section 7.4:

7.1.  Bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Lender hereunder or at law and take any action or exercise any remedy provided herein or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Lender to exercise any other remedies.

7.2.  Without waiving any of its other rights hereunder exercise all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Lender, Borrower will promptly assemble the Collateral and make it available to Lender at a place to be designated by Lender. Borrower agrees that any notice by Lender of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least ten days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

7.3.  Demand, collect and sue for all amounts owed pursuant to Accounts, general intangibles, chattel paper or for proceeds of any Collateral (either in Borrower's name or Lender's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

7.4.  Lender acknowledges that Borrower's parent company, g8wave Holdings, Inc., a Delaware corporation ("Parent"), and Brad Mindich, an affiliate of Lender ("Mindich"), are currently negotiating a stock purchase agreement pursuant to which Parent would sell to Mindich all of the outstanding equity securities of Borrower (the "Stock Purchase Agreement"). Accordingly after the execution and delivery of the Stock Purchase Agreement and until the Stock Purchase Agreement has been terminated or the transactions provided for in the Stock Purchase Agreement have been consummated the period of time for payment after DEMAND as provided in Section 2.4 shall be extended to twenty (20) days.

8.  Security Agreement.

8.1.  Security Interest.

(a)  As security for the payment and performance of any and all of the Indebtedness and the performance of all other obligations and covenants of Borrower hereunder, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Lender, Borrower hereby pledges to Lender and gives Lender a continuing security interest in and general Lien upon and right of set off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

(b)  Except as herein or by applicable law otherwise expressly provided, Lender shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties. In any case Lender shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Lender to take and Lender's omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Lender of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Lender's options, powers or rights under this Agreement or otherwise arising.

8.2.  Delivery of Certificated Securities. In furtherance of the security interest granted by the Borrower to the Lender, the Borrower shall deliver to the Lender each certificate evidencing any certificated security which the Borrower owns or controls with such endorsements or stock power executed in blank as is necessary to permit the transfer the interest of the Borrower in such certificated security,

8.3.  Control Agreement. The Borrower shall obtain control agreement or control agreements from each bank or other institution with which the Borrower maintains a deposit account of any nature in such form satisfactory to the Lender, perfecting the security interest of the Lender in each such deposit account.

8.4.  Power of Attorney. Borrower authorizes Lender at Borrower's expense to file any financing statements relating to the Collateral which Lender deems appropriate and Borrower irrevocably appoints Lender as its attorney in fact to perform all other acts which Lender deems appropriate to perfect and to continue perfection of the security interest of Lender. Effective upon a demand made pursuant to Section 2.4, and subject to Section 7.4, Borrower hereby appoints Lender as Borrower's attorney in fact to endorse, present and collect on behalf of Borrower and in Borrower's name any draft, checks or other documents necessary or desirable to collect any amounts, which Borrower may be owed. Effective upon a demand made pursuant to Section 2.4, and subject to Section 7.4, to the extent permitted by applicable law or by the terms of any such licenses or franchise agreements, Lender is hereby granted a license or other right to use, without charge, Borrower’s patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Indebtedness; and thirdly, to the principal amount of the Indebtedness. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

8.5.  Entry. Borrower hereby irrevocably consents to any act by Lender or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) upon a demand made pursuant to Section 2.4, and subject to Section 7.4, taking possession of the Collateral and Borrower hereby waives its right to assert against Lender or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

8.6.  Other Rights. Borrower authorizes Lender without affecting Borrower's obligations hereunder from time to time to take from any party and hold additional collateral or guaranties for the payment of the Indebtedness or any other supporting obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any other supporting obligation or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof.

8.7.  Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

9.  Miscellaneous.

9.1.  No Waiver, Remedies Cumulative. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law or otherwise.

9.2.  Survival of Representations. All representations and warranties made herein shall survive the making of the Revolving Credit Loans hereunder and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Lender to Borrower, and until this Agreement is formally terminated in writing.

9.3.  Costs and Expenses. Borrower shall pay (i) all reasonable out of pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all out of pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement or (B) in connection with the Revolving Credit Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Credit Loans.

9.4.  Indemnification by Borrower. Borrower shall indemnify Lender and its Affiliates, and each officer, director, agent or attorney of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Credit Loan or the use or proposed use of the proceeds therefrom (iii) any actual or alleged presence or release of hazardous or toxic materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any liability under any environmental law related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto.

9.5.  Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby or thereby.

9.6.  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, notice of DEMAND under Section 2.4 and all other notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

Lender:	PMCG Management Company, LLC
126 Brookline Avenue
Boston, MA 02215
Attn: Richard F. Gallagher, Jr.
Fax: 617-425-2638
Email: rgallagher@phx.com

Borrower:	g8wave, Inc.
126 Brookline Ave
Boston, MA 02215
Attn: William Duke
Fax: (617) 859-8328
Email: wduke@g8wave.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient,

9.7.  Governing Law. This Agreement is made under the laws of The Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of said commonwealth (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

9.8.  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided that Borrower may not assign any of its rights hereunder without the prior written consent of Lender, and any such assignment made without such consent will be void.

9.9.  Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

9.10.  Powers. All powers of attorney granted to Lender are coupled with an interest and are irrevocable.

9.11.  Approvals. If this Agreement calls for the approval or consent of Lender, such approval or consent may be given or withheld in the discretion of Lender unless otherwise specified herein.

9.12.  No Punitive Damages. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any dispute.

9.13.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

9.14.  Waiver of Certain Defenses. All rights of Lender and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of this Agreement, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LENDER:
PMCG Management Company, LLC

By: /s/ Richard F. Gallagher, Jr.
Name: Richard F. Gallagher, Jr.
Its: Chief Financial Officer

BORROWER
g8WAVE, INC.:

By: /s/ Habib Khoury
Name: Habib Khoury
Its: President & CEO

EXHIBITS AND SCHEDULES

(If any exhibit is omitted, the information called for therein shall be considered “None” or “Not Applicable”)

Exhibit	Section	Reference Title
1	1	Definitions
Schedules	Section Reference	Title
A		Permitted Debt
B		Permitted Liens

EXHIBIT 1

Definitions

1.1 Defined Terms:

“Account” means any account receivable as defined in the Code.

“Affiliate” of a Person means (a) any Person directly or indirectly controlling, controlled by or under common control with such named Person; (b) any officer, director or employee of such named Person or any Affiliate of the named Person; and (c) any family member of the named Person or any Affiliate of such named Person.

“Benefit Plan” shall mean an employee pension benefit plan of Borrower or an ERISA Affiliate, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Massachusetts are authorized or required by law to remain closed.

“Code” means the Uniform Commercial Code, as in effect in the Commonwealth of Massachusetts from time to time.

“Collateral” means the following property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired (all terms shall have the meaning provided in the Code): (a) all Accounts. (b) all Inventory; (c) all general intangibles; (c) all chattel paper, (d) all instruments, (e) all payment intangibles, (f) all Equipment, (g) all investment property, (h) all bank accounts and deposit accounts, (i) all supporting obligations, (j) all trademarks, tradenames, copyrights or other rights in intellectual property, (k) all rights of the Borrower in any contracts or agreements which may be assigned of right and (l) all parts, replacements, substitutions, profits, products and cash and non-cash proceeds of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

“Debt” means the following obligations of a Person as determined under GAAP and all such obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for including: (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, and (e) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities.

“Default Rate” means a rate equal to the lesser of (a) the Prime Rate plus five percent (5%) per annum or (b) the highest rate of interest allowed by law.

“Equipment” shall have the meaning provided in the Code.

Exhibit 1

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“GAAP” means generally accepted accounting principles as in effect in the Unites States from time to time.

“Indebtedness” means all obligations now or hereafter owed to Lender by Borrower, whether related or unrelated to the Revolving Credit Loans, including, without limitation, amounts owed or to be owed under the terms of this Agreement, or arising out of the transactions described therein, including, without limitation, the Revolving Credit Loans together with all interest accruing thereon, all fees, all costs of collection, attorneys' fees and expenses of or advances by Lender which Lender pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Inventory” shall have the meaning provided in the Code.

“Lien” means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

“Material Adverse Effect” means any event, condition or fact which could reasonably be expected to materially and adversely effect the ability of Borrower to fulfill or perform any of its obligation under this Agreement.

“Maximum Loan Amount” means $250,000.

“Permitted Debt” means (a) the Indebtedness, (b) any other Debt listed on Schedule A hereto (if any) and any extensions, renewals, replacements, modifications and refundings of any such Debt; provided, however, that the principal amount of such Debt may not be increased from the amount shown as outstanding on such exhibit, except as provided on such exhibit, and (c) Debt incurred for capital expenditures secured only by the capital asset purchased with such Debt, and (d) trade debt incurred in the ordinary course of business, consistent with past practices.

“Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, (ii) liens or security interests in favor of Lender, (iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business, (iv) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings, (v) liens incurred or deposits made in the ordinary course of Borrower's business in connection with capitalized leases or purchase money security interests for purchase of Equipment, (vi) liens securing indebtedness owing by any Subsidiary to Borrower (vii) liens specifically permitted by Lender in writing or set forth on Schedule B attached hereto; (viii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; and (ix) rights of setoff, banker's lien and other similar rights arising solely by operation of law.

“Person” means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization.

“Prime Rate” shall mean the Prime Rate in effect from time to time as published in the Wall Street Journal.

“Revolving Credit Loan” means a loan made pursuant to and as limited by Section 2.3.

“Revolving Credit Period” means the period from and including the date of this Agreement to but not including June 30, 2008.

“Subsidiary” means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.